EXHIBIT 99.1

    Per-Se Technologies Completes Sale of Convertible Debentures;
         Also Announces Amendment to Revolving Credit Facility

    ATLANTA--(BUSINESS WIRE)--June 30, 2004--Per-Se Technologies, Inc. (Nasdaq: PSTI) announced today that it has completed the sale of $125 million principal amount of 3.25% convertible subordinated debentures due 2024 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The initial purchasers of the convertible debentures exercised their option to purchase an additional $25 million principal amount of the debentures, bringing the total offering to $125 million.
    The Company has retired its $118.8 million outstanding Term Loan B concurrently with the completion of the offering.
    The debentures and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures or any other securities.

    Revolving Credit Facility Amendment

    The Company also announced today that it has completed an amendment to its senior revolving credit facility to increase its capacity and lower the Company's borrowing rate. The facility's capacity has been expanded from $50 million to $75 million and the facility's maturity has been extended to three years. The facility's interest rate has been amended to LIBOR plus 2.5% to 3.0%, compared to LIBOR plus 3.0% to 3.5% prior to the amendment. The amendment became effective upon closing the offering of convertible debentures and retiring the Term Loan B.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare.
    Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    CONTACT: Per-Se Technologies, Atlanta
             Michele Howard, 770-444-5603
             michele.howard@per-se.com